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NEWS RELEASE

FOR IMMEDIATE RELEASE

           CITYSCAPE FINANCIAL COMPLETES SALE OF UK BUSINESS, DEFERS
                     INTEREST PAYMENT ON SUBORDINATED DEBT

                       UK Sale Nets More Than $80 Million

          Deferment Part of Previously-Announced Company Restructuring

ELMSFORD, NY, MAY 1, 1998 -- Cityscape Financial Corp. (Nasdaq SmallCap: CTYSC) announced today that it has completed its previously-announced sale of substantially all of the assets of its UK operation resulting in cash proceeds in excess of $80 million.

Separately, the Company determined to defer the May 1 interest payment on its issue of 6% Convertible Subordinated Debentures due 2006 as part of a previously-announced plan to reorganize its business. During the contractual 30-day cure period following such a deferral, Cityscape will continue its dialogue with major bondholders to restructure its balance sheet.

"The completion of the sale of our UK business represents an important milestone in the Company's restructuring and provides liquidity for Cityscape's operations," said Mr. Steven M. Miller, Cityscape Financial Corp's President and Chief Executive Officer. "We now are moving ahead with our talks with bondholders to address the Company's longer-term balance sheet issues. As part of this process, we have opted to defer the interest payment while we seek a consensus on our ongoing restructuring plan."

Miller continued: "Our intent to restructure has received strong expressions of support from significant holders of our Senior Notes. We are in constructive dialogue with these noteholders and expect to finalize a plan soon."

Steve Feinberg of Cerberus Partners L.P., a holder of a significant amount of the 12 3/4% Senior Notes due 2004, voiced support for the Company's actions:
"We are pleased to be working closely with the Company to complete a restructuring plan as soon as possible. We believe in Cityscape's future, and we are confident of its ability to compete successfully in the US subprime market."

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Cityscape Financial                                                       Page 2


Cityscape notes that it has in excess of $80 million in proceeds from the UK sale. Further, its warehousing agreements with both Greenwich Capital and CIT remain in place, enabling the Company to meet demand for its range of products and continue its loan origination activities. Mr. Miller concluded, "As far as we are concerned, it's very much business as usual, and our employees are focused on serving our customers even as we move ahead with the restructuring."

Cityscape notes that, as of December 31, 1997, taking into account the sale of its UK operation, total assets were $398.6 million, total liabilities were $575.4 million and stockholders' equity stood at a deficit of $176.8 million. The Company further notes that it expects to post a net loss for the first quarter ended March 31, 1998. The Company's equity deficit, recent losses and need to restructure its balance sheet create serious risks of loss for the holders of the Company's debt and equity securities. No assurances can be given that the Company will be successful in its restructuring efforts or, that as a result of such efforts, the value of the Company's debt and equity securities will not be materially impaired. In particular, the Company can give no assurances that a successful restructuring will not result in a material impairment of the value of the Convertible Subordinated Debentures or a severe or complete impairment of the value of the Company's preferred and common equity. The extent of any such impairment will depend on many factors including the outcome of the Company's discussions with its senior noteholders as well as other factors set forth in the paragraph discussing forward-looking statements below.

In January 1998, the Company was granted a period of time to come into compliance with the Nasdaq Stock Market, Inc.'s listing requirements. As a result of the Company's continuing inability to meet the listing requirements, it is likely that the Company's Common Stock will be delisted from the Nasdaq SmallCap Market.

This press release contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, the ability to access loan warehouse or purchase facilities in amounts, if at all, necessary to fund the Company's loan production, the successful execution of loan sales in the whole loan sales market, the ability of the Company to successfully restructure its balance sheet, the initiative to streamline the Company's operations, the ability of the Company to retain an adequate number and mix of its employees, legal proceedings and other matters, adverse economic conditions, competition and other risks detailed from time to time in the Company's Securities and Exchange Commission reports. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.



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   Cityscape Financial                                                    Page 3


Cityscape Financial Corp. is a consumer finance company engaged in the business of originating, selling and servicing mortgage loans secured primarily by one- to four-family residences. The majority of the Company's loans are made to owners of single-family residences who use the loan proceeds for such purposes as debt consolidation and financing of home improvements and educational expenditures, among others. Through its wholly-owned subsidiary, Cityscape Corp., the Company is licensed or registered to do business in 46 states and the District of Columbia. The Company is headquartered in Elmsford, New York.

CONTACTS:

Steven M. Miller, President and                 Michelle Katz/Libby Marshall
Chief Executive Officer                         Morgen-Walke Associates
Cityscape Financial Corp.                       (212)850-5600
(914)592-6677